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                                      RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider becomes a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.


EFFECTIVE DATE:  [DATE]

Prior to the Annuity Date, We will waive the Contingent Deferred Sales Charge or Withdrawal Charge upon the Owner's request for full or partial surrender of the Contract Value. Such benefit shall be available if:

1. The Owner is confined to a Nursing Home and/or Hospital for at least 60 consecutive days while the Contract is in force;

2. A surrender or partial withdrawal request and adequate proof of confinement are received by Us either while the Owner is confined or within 90 days of the Owner's discharge from the Nursing Home or Hospital; and

3. Confinement in a Nursing Home and/or Hospital is prescribed by a Physician and is Medically Necessary.

A Market Value Adjustment (MVA), if any, shall not be applied to amounts withdrawn from the Fixed Account whether such application results in a gain or a loss in the Contract Value.

This Rider may not be exercised before the expiration of 90 days from the Contract Date.

A new 60 day confinement period must be satisfied each time the Owner becomes newly confined (whether for the same or unrelated causes), if services by a Nursing Home and/or Hospital have not been provided for a period of at least six months. If services for related causes were provided less than six months from current receipt of services, a new 60 day confinement need not be satisfied.

If the Owner's request for waiver of Contingent Deferred Sales Charges or Withdrawal Charges is denied, the surrender proceeds will not be dispersed until the Owner is notified by Us of the denial and provided with the opportunity to reapply for the surrender proceeds or reject the surrender proceeds.

DEFINITIONS

For purposes of this Rider, the following definitions apply. Terms not defined in this Rider shall have the same meaning given to them in the Contract.

"Nursing Home" means a Skilled Nursing Facility, an Intermediate Care Facility, or a Residential Care facility. Nursing Home does not mean:

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1.   A home for the aged, a community living center, or a place that primarily provides domiciliary, residency or retirement care; or

2. A place owned or operated by a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings, and in-laws.

"Skilled Nursing Facility" is a facility which:

1.   Is located in the United States or its territories;

2. Is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

3. Provides skilled nursing care under the supervision of a licensed physician;

4. Provides continuous 24 hours a day nursing services by or under the supervision of a registered graduate professional nurse (R.N.); and

5.   Maintains a daily medical record of each patient.

"Intermediate Care Facility" is a facility which:

1.   Is located in the United States or its territories;

2. Is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

3. Provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.), or a licensed practical nurse (L.P.N.); and

4.   Maintains a daily medical record of each patient.

"Residential Care Facility" is a facility which:

1.   Is located in the United States or its territories;

2. Is licensed and operated as an Residential Care Facility according to the laws of the jurisdiction in which it is located; and

3. Provides nursing care under the supervision of a registered graduate professional nurse (R.N.).

"Hospital" is a facility which:

1.   Is located in the United States or its territories;

2.   Is licensed as a Hospital by the jurisdiction in which it is located;

3.   Is supervised by a staff of licensed physicians;

4. Provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

5. Operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and

6.   Has access to medical and diagnostic facilities.

"Physician" is any person duly licensed and legally qualified to diagnose and treat sickness and injuries. He or she must be providing services within the scope of his or her license. Physicians do not include members of the Owner's immediate family.

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"Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without adversely affecting the individual's condition.

This Rider shall take effect on the Contract Date. This Rider shall terminate on the date a life contingent annuity option is elected, since Contract Value will cease to be available on that date.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


                               /s/ JAY S. WINTROB
                          ----------------------------
                                 Jay S. Wintrob
                                   President